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                 September 6, 2022

       Thomas Gibson
       Chief Executive Officer
       Streamline Health Solutions, Inc.
       2400 Old Milton Pkwy., Box 1353
       Alpharetta, GA 30009

                                                        Re: Streamline Health
Solutions, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed August 31,
2022
                                                            File No. 333-267187

       Dear Mr. Gibson:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Kyle Wiley, Staff Attorney, at 202-344-5791 or Jan Woo, Legal Branch
       Chief, at 202-551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              David Ghegan